UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2019

Cloud Peak Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34547	26-3088162
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

748 T-7 Road, Gillette, Wyoming	82718
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 687-6000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange  Act. ☐

Item 1.01                   Entry into a Material Definitive Agreement.

As previously disclosed on March 15, 2019, Cloud Peak Energy Resources LLC (“CPE Resources”), a wholly owned subsidiary of Cloud Peak Energy Inc. (“CPE,” the “Company” or “we”), elected not to make an interest payment under its 6.375% senior notes due 2024 (the “2024 Notes”) of approximately $1.8 million, which was due on March 15, 2019. The indenture governing the 2024 Notes (the “2024 Notes Indenture”) provides a 30-day grace period that extended the latest date for making the interest payment to April 14, 2019 before an event of default would occur under the 2024 Notes Indenture. CPE Resources elected not to make the interest payment by April 14, 2019, and as a result, an event of default has occurred under the 2024 Notes Indenture. This event of default would allow the trustee or the holders of at least 25% of principal amount of the 2024 Notes to accelerate maturity of the principal, plus any accrued and unpaid interest, on the 2024 Notes. In the event of acceleration, we do not have adequate liquidity to repay the principal balance.

CPE Resources entered into a Forbearance Agreement (the “2024 Notes Forbearance Agreement”), by and among CPE Resources, CPE and Cloud Peak Finance Corp., and Nomura Corporate Research and Asset Management Inc. (“Nomura”), dated as of April 15, 2019, which provides that Nomura, an investment advisor for the holders or beneficial owners of a majority (but less than 75%) of the 2024 Notes outstanding, will not enforce any of its rights and remedies available under the 2024 Notes Indenture as a result of the event of default caused by the continued non-payment of interest under the 2024 Notes until the earlier of (i) May 1, 2019 and (ii) two business days following written notice from Nomura of any breach of the 2024 Notes Forbearance Agreement.

An event of default under the 2024 Notes for failure to pay interest does not result in a default under the 12.00% second lien senior notes due 2021 (the “2021 Notes”) unless the 2024 Notes are accelerated. An event of default under the 2024 Notes Indenture for failure to pay interest on the 2024 Notes would result in a cross-default under our Accounts Receivable Securitization Program (the “A/R Securitization Program”) and would permit PNC Bank, National Association, as administrator, to terminate the A/R Securitization Program. On April 12, 2019, we entered into an Amended and Restated Forbearance Agreement (the “PNC Forbearance Agreement”), by and among Cloud Peak Energy Receivables LLC, CPE Resources and PNC Bank, National Association, as administrator, which amends and restates the Forbearance Agreement originally dated March 14, 2019 and provides that PNC Bank, National Association will not exercise any of its remedies upon a default under the A/R Securitization Program based on (i) the existence of a going concern qualification in our annual audit for fiscal year 2018 or (ii) the event of default under the 2024 Notes Indenture for failure to pay interest on the 2024 Notes. Pursuant to the PNC Forbearance Agreement, the forbearance period terminates on the earlier of (x) May 1, 2019 and (y) the date on which any additional events of default may occur, as specified therein.

As previously disclosed on March 15, 2019, CPE Resources has an interest payment obligation under the 2021 Notes of approximately $17.4 million, which is due on May 1, 2019.  The indenture governing the 2021 Notes provides a 30-day grace period that extends the latest date for making this interest payment to May 31, 2019, before an event of default occurs under the indenture.  If we do not make this interest payment by May 31, 2019, an event of default would occur under the indenture governing the 2021 Notes, which would give the trustee or the holders of at least 25% of principal amount of the 2021 Notes the option to accelerate maturity of the principal, plus any accrued and unpaid interest, on the 2021 Notes.  An event of default under the 2021 Notes for failure to pay interest would not result in a default under the 2024 Notes unless the 2021 Notes were accelerated.  An event of default under the 2021 Notes for failure to pay interest, at the end of the grace period, would result in a cross-default under our A/R Securitization Program and permit the lender to terminate the A/R Securitization Program.  In the event of a default and acceleration, we do not have adequate liquidity to repay the principal balance.

As previously disclosed on January 29, 2019, we have retained Centerview Partners LLC as our investment banker, Vinson & Elkins LLP as our legal advisor, and FTI Consulting, Inc. as our financial advisor to assist us in our review of capital structure and restructuring alternatives. Our restructuring evaluation process is continuing.  We remain actively engaged in discussions with certain of our creditor groups’ financial and legal advisors and certain holders of the 2021 Notes regarding potential alternatives, including asset sales, a debt restructuring, or some combination thereof, which transaction or transactions may take place through a court-supervised process under Chapter 11 of the U.S. Bankruptcy Code, and we are also in discussions regarding our related financing needs.  Although this process remains uncertain and fluid, we will need to restructure our balance sheet in order to improve our capital structure, adjust our business to ongoing depressed PRB thermal coal industry conditions, address our significantly reduced liquidity and continue as a going concern.

In connection with our review of capital structure and restructuring alternatives, we expect our mining operations and reclamation activities to continue in the ordinary course of business.

The foregoing descriptions of the 2024 Notes Forbearance Agreement and the PNC Forbearance Agreement, respectively, do not purport to be complete and are qualified in their entirety by reference to the full terms and conditions of the 2024 Notes Forbearance Agreement and the PNC Forbearance Agreement, which are filed with this Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 2.04                   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 above is incorporated into this Item 2.04.

Item 9.01                   Financial Statements and Exhibits

(d)   Exhibits.  The following exhibit is being furnished herewith.

Exhibit Number	Description
10.1

Forbearance Agreement, dated as of April 15, 2019, by and among Cloud Peak Energy Resources LLC, Cloud Peak Energy Inc., Cloud Peak Finance Corp., and Nomura Corporate Research and Asset Management Inc.

10.2

Amended and Restated Forbearance Agreement, dated April 12, 2019, by and among Cloud Peak Energy Receivables LLC, Cloud Peak Energy Resources LLC, and PNC Bank, National Association as the Administrator, a Purchaser, a Purchaser Agent and the LC Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2019

CLOUD PEAK ENERGY INC.

By:	/s/ Bryan J. Pechersky
	Name:	Bryan J. Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary